Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), effective April 13, 2020 (“Effective Date”), is made between SG Blocks, Inc. (hereinafter, the “Company”) and SMA Development Group, LLC (hereinafter “Consultant”) and is for the purpose of obtaining the advice and consulting services of Consultant by the Company.

WHEREAS, the Company desires to engage Consultant to provide consulting services to it in connection with its business;

WHEREAS, Consultant desires to provide consulting services to the Company in connection with its business; and

WHEREAS, Consultant has valuable expertise related to technical support for pending and active projects of the Company.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Consultant hereto agree as follows:

1.	Field of Service

Consultant shall: (i) be responsible for coordinating and consulting with various 3rd party architectural and engineering firms and provide technical support for pending and active projects of the Company; and (ii) be responsible for reviewing design plans and engineering drawings for select projects, soliciting orders for, and promoting the sale of, the products and services offered for sale by the Company or as otherwise designated in writing by the Company during the Term (as defined below), all in accordance with the prices or pricing guidelines and other terms and conditions established by the Company from time to time (the “Services”). Consultant will supply, at Consultant’s own expense, the services of its principal, Stevan Armstrong, to provide the Services and serve as the Company’s Chief Technology Officer, a place of work and all equipment, tools, and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services and for no other purpose, the Company may, in its discretion, make its equipment or facilities available to Consultant at Consultant’s request. If Consultant uses the Company’s equipment or facilities, regardless of whether the Company grants permission to Consultant to do so, Consultant will be solely responsible for any injury or death suffered by any person (including Consultant’s employees and agents) and any damage to any property (including the Company’s property) arising from such use, regardless of whether such injury, death, or damage is claimed to be based upon the condition of such equipment or facilities or upon the Company’s negligence in permitting such use.

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2.	Prior or Other Work of Consultant

a.	Consultant hereby represents that its principal is Stevan Armstrong, and that Consultant and Stevan Armstrong are free to enter into this Agreement with the Company and to provide the Services required hereunder without the consent of any third party, including the right to grant all licenses granted by Consultant in this Agreement.

b.	Consultant represents that neither Consultant nor Stevan Armstrong is a party to any existing agreement that would prevent Consultant from entering into this Agreement.

c.	Consultant represents that neither Consultant’s rendering of the Services to the Company as described herein nor performance of the terms of this Agreement will violate any agreements or obligations Consultant may have to any other person or entity and Consultant further represents that Consultant will not use the confidential proprietary information of any other person or entity in the course of rendering Services to the Company nor will Consultant disclose any such information to the Company.

d.	Consultant will not, in the course of performing the Services, infringe or misappropriate, and none of the items provided by Consultant to the Company under this Agreement, any intellectual property that Consultant creates, develops, or reduces to practice in connection with performing the Services nor any element thereof will infringe or misappropriate, any intellectual property right of any other person.

e.	None of the items provided by Consultant to the Company under this Agreement, any intellectual property that Consultant creates, develops, or reduces to practice in connection with performing the Services nor any element thereof will be subject to any restriction, mortgage, lien, claim, pledge, security interest, or encumbrance when delivered by Consultant to the Company.

f.	Consultant will maintain high standards of professionalism, and will comply with all laws, regulations, and ordinances applicable to Consultant’s performance of the Services and Consultant’s other obligations under this Agreement, and has obtained (or before performing the Services will obtain) all governmental permits and licenses required for Consultant to perform the Services and Consultant’s other obligations under this Agreement.

g.	Should Company permit Consultant to use any of the Company’s equipment, or facilities during the term of this Agreement, such permission will be gratuitous and Consultant (i) will take all necessary or reasonable precautions to prevent injury to any person (including Company employees) or damage to any property (including Company property) during the term of this Agreement; (ii) will perform all services during Company’s normal business hours, unless Company otherwise specifically requests; and (iii) will comply with Company’s then-current access policies and procedures, including those pertaining to safety, security, anti-harassment, and confidentiality.

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h.	Consultant agrees that from and after the date hereof and for a period of twelve (12) months after the termination of this Agreement:

(i)	Consultant will not disrupt, damage, impair, or interfere with the business of the Company, whether by way of interfering with or raiding the Company’s employees, disrupting the Company’s relationships with customers, agents, vendors, distributors or representatives, or otherwise; and

(ii)	Consultant will not solicit any employees of the Company to work for an employer which competes with the Company.

3.	Compensation

a.	For the Services set forth in this Agreement, Effective April 13, 2020 and ending December 31, 2020, Consultant shall receive payment of four thousand one hundred and sixty-six dollars and 67 cents ($4,166.67) to be paid each month in two equal installments due on the 15th and the last day of the month. The Consultant will also receive a phone reimbursement of seventy-five dollars ($75.00) per month paid on the last day of the month. The Consultant will be required to submit a monthly invoice for both the services provided and phone reimbursement in order to be paid.

b.	The Company further agrees to reimburse Consultant for the “at cost” actual reasonable business-related expenses incurred by Consultant in rendering Services under this Agreement provided that Consultant obtains the prior express approval of the Company if any such cost or series of related costs shall exceed $100 in any given month.

c.	Consultant will file Consultant’s own tax returns on the basis of Consultant’s status as an independent contractor for the reporting of all income, social security, employment and other taxes due and owing on the consideration received by it under this Agreement. Consultant shall be solely responsible for, and shall pay such taxes in accordance with applicable law. Similarly, Consultant shall not be entitled to benefits specifically associated with employment status, such as medical, dental and life insurance, stock or stock options of the Company and shall not be entitled to participate in any other Company benefit programs.

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4.	Ownership of Intellectual Property and Disclosure of Information to SG Blocks

a.	All writings, ideas, concepts, inventions, discoveries, methods, devices, developments, or improvements produced, conceived, developed or reduced to practice by Consultant exclusively pursuant to this Agreement, either solely or jointly with others, shall be solely owned by the Company and fully and promptly disclosed to the Company in writing. Without limiting the foregoing, Consultant further acknowledges that all original works of authorship by Consultant, whether created alone or jointly with others, related to Consultant’s consulting services to the Company and which are protectable by copyright, are “works made for hire” within the meaning of the United States Copyright Act, 17 U.S .C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company.

b.	Consultant hereby irrevocably assigns, and agrees to promptly grant and assign, to the Company all rights in and to any and all copyrights, inventions, discoveries, and improvements resulting from or arising out of Consultant’s performance in connection with this Agreement or pursuant thereto, which Consultant may make, conceive or reduce to practice, either solely or jointly with any other person. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Consultant agrees to confirm any such waivers and consents from time to time as requested by the Company.

c.	Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on behalf and instead of Consultant to execute and file any documents pursuant to Section 4b and 4c and enforce the Company’s rights under this Agreement.

d.	Consultant shall not, without the prior written consent of the Company, use or make available to others for any purpose, any of the writings, inventions, discoveries or improvements produced, conceived or made exclusively in Consultant’s role as consultant to the Company under this Agreement or pursuant thereto, and shall treat all information relating to said writings, inventions, discoveries and improvements as being proprietary information of the Company, and the terms and obligations of the Agreement titled “SG Blocks’ Proprietary Information” shall apply thereto.

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5.	SG Blocks’ Proprietary Information

a.	As used herein, “SG Blocks’ Proprietary Information” includes, but is not limited to, any process, method, device, apparatus, manufacturing procedure, operating condition, database specifications, data, plans, drawings, techniques, compositions, inventions (patentable or otherwise), improvements, business strategy, financial and business information, product idea, formula, copyrightable or patentable material, schematic, regulatory strategy, biological material and techniques for their handling and use, plans and procedures related to carrying out clinical trials, results of clinical trials, statistical analysis of clinical trial data, and any other confidential information of the Company or its customers or clients which Consultant may learn of, or be exposed to, from time to time prior to the Effective Date of the Agreement or during the Term of the Agreement.

b.	During the Term of this Agreement and for a period of five (5) years after termination of this Agreement, Consultant agrees to keep confidential, use only for purposes of performing Services under this Agreement and not to disclose to any person, firm, partnership, association, corporation, or other entity nor use for Consultant’s own use or benefit, or for the benefit of third parties, any and all SG Blocks’ Proprietary Information furnished hereunder by the Company or developed by the Company or Consultant during the Term of this Agreement and it will keep in strictest confidence any other information which the Company has heretofore disclosed or may hereafter disclose to Consultant or permit Consultant to observe in connection with the performance of the Agreement, including, but not limited to, confidential information of others with which the Company has a business relationship. Consultant shall not attempt to reverse engineer, de-encrypt, or otherwise derive the design, internal logic, structure or inner workings (including algorithms and source code) of any software, products, models, prototypes, or other items provided by the Company that use, embody, or contain SG Blocks’ Proprietary Information.

c.	Consultant agrees that any person employed or engaged by it to render Services pursuant to this Agreement to the Company will be bound by the terms and conditions set forth in Sections 4 and 5 hereof, which terms and conditions Consultant will specifically call to the attention of any person so employed or engaged.

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d.	Consultant acknowledges that all SG Blocks’ Proprietary Information is the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith. Contractor will have no interest in any trademark, service mark, or trade name (collectively, “Mark”) used on or in the items provided by Consultant to the Company under this Agreement, any intellectual property that Consultant creates, develops, or reduces to practice in connection with performing the Services; the Company will be the sole and exclusive owner of all right, title, and interest in and to all such Marks. Any and all use of such Marks by Consultant will be deemed made by the Company for the purposes of trademark registration and will inure solely to the benefit of the Company for such purposes. Consultant will not contest, oppose, or challenge the Company’s ownership of such Marks, or do anything to impair the Company’s ownership or rights in such Marks. Consultant will not create, adopt, or use a corporate name, trade name, trademark, or any other designation that includes any of the Company’s Marks or a term confusingly similar to any of Company’s Marks. In particular, Consultant will not register, or attempt to register, in any jurisdiction worldwide any of the Company’s Marks or a term confusingly similar to any of the Company’s Marks.

e.	The foregoing obligations shall not apply to any information which (i) Consultant can demonstrate was in Consultant’s possession prior to the time of its disclosure by the Company; (ii) is or becomes available to the general public through no fault of Consultant; or (iii) is disclosed to Consultant by a third party who is not under a confidentiality obligation to the Company.

Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.	Performance of Work

Consultant shall not download any software, software library or database from the Internet for use in performing Services without the prior approval of the Company. Such approval shall not be unreasonably withheld.

7.	Return of Proprietary Information

Consultant hereby acknowledges that all documents, devices, software, computer code, records, files, lists, apparatus, equipment, drawings, diagrams, models, data, notes, memoranda, information, photographs, and/or copies made and other physical property, whether or not pertaining to SG Blocks’ Proprietary Information (collectively, “Property”), furnished to Consultant by the Company or generated by Consultant or at or under Consultant’s direction or control for the purpose of carrying out any project or assignment under this Agreement or during work performed on or during the performance of any project performed under this Agreement belong to and are the property of the Company and all Property so made, modified, generated or obtained from the Company or from any of the Company’s suppliers or customers by Consultant or at or under its direction or control during such work performed on or during the performance of any project shall be promptly delivered to and turned over to the Company upon request of the Company or upon termination of any project or service performed under this Agreement, whichever shall first occur. Consultant will not take with it any such Property or any reproduction thereof upon such termination.

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8.	Limitations

a.	Consultant agrees that there will be no publication or other release of information about this Agreement, or the contents or subject matter thereof, such as by press release or otherwise, without the prior written consent of the Company.

b.	Consultant acknowledges that at the time of this Agreement Consultant is under no other obligation to any third party that would interfere with his rendering consulting services to the Company.

c.	The Company acknowledges that the Consultant shall at all times during the Term of this Agreement act as an independent contractor and not as an employee or agent of the Company, and shall not assume or incur any benefits, rights, or obligations related to said employee or agent status. Neither party shall be authorized to act as the agent for the other, nor shall either be bound by the acts of the other, except as otherwise specifically provided in this Agreement. Consultant further agrees and understands that he is personally and solely responsible for acts of negligence, maintaining insurance, and payment of personal taxes and social security.

d.	Nothing contained in this Agreement shall be construed as prohibiting the Company from disclosing the name of the Consultant and its relationship with the Company, in various documents used by the Company for capital raising and financing or other purposes, including, without limitation, its website and in one or more press releases announcing or referencing the Consultant’s affiliation with the Company.

9.	Term, Termination

a.	This Agreement shall terminate on December 31, 2020 from the Effective Date of this Agreement unless extended in writing upon mutual agreement of the parties for additional one year periods. The initial period and any extensions or renewals thereof shall constitute the “Term.”

b.	This Agreement may be terminated by the Company or the Consultant with thirty (30) days’ prior written notice, such notice to be sent by e-mail, registered mail or private courier. The Company shall pay Consultant for any authorized Services provided prior to the end of the notice period.

c.	“Termination” as used herein shall in no way effect Sections 2, 4, 5, 7 and 8 herein, and it is the desire of the parties hereto that these paragraphs survive the termination of this Agreement and be enforced regardless of any termination, forfeiture of default by any party hereunder.

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11.	Sufficiency of Consideration

Consultant hereby acknowledges the sufficiency of the above stated fee as consideration of this Agreement.

12.	Waiver

A waiver of the breach of any term, provision, or condition of this Agreement shall not constitute a precedent, nor bind either party to a waiver of any succeeding breach of the same or any other term, provision, or condition.

13.	Construction

a.	This Agreement shall not be construed against the party preparing it, but should be construed as if all parties jointly prepared this Agreement, and any uncertainties and ambiguities should not be interpreted against any party. Paragraph captions are inserted for convenience only and will in no way be construed to define, limit or affect construction or interpretation hereof.

b.	This Agreement shall be construed under, governed by, and the rights and obligations of the parties determined in accordance with the law of the State of New York, without giving effect to the principles of conflicts of law. No dispute between the parties shall be the subject of a lawsuit filed in State or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or if the Company and Consultant agree in a separate writing another individual or organization or an individual or organization that a court appoints. Notwithstanding the above, either Company or Consultant may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial. The arbitration shall be initiated in Brooklyn, New York and shall be administered by AAA under its employment arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within one year of the act or omission which gives rise to the claim. Each party shall be entitled to take one deposition and to take any other discovery as is permitted by the arbitrator. In determining the extent of discovery, the arbitrator shall exercise discretion, but shall consider the expense of the discretion, discovery, and the importance of the discovery to a just adjudication. The arbitrator shall render an award that conforms to the facts. as supported by competent evidence (except that the arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of North Carolina. The cost of arbitration shall be advanced equally by the parties. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award

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14.	Severability

If for any reason one or more provision or provisions of this Agreement are decreed null, void, or illegal by a court of competent jurisdiction such decree will in no way affect the remaining portions of the Agreement.

15.	Headings

The Headings of the sections are inserted for convenience or reference only and shall not affect any interpretation of this Agreement.

16.	Notices

Any notices or other communications under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefore; one day after being sent by Federal Express or similar overnight delivery; or three days after being mailed by registered or certified mail, postage prepaid, to a party hereto at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party to this Agreement.

If to the Company:

SG Blocks, Inc.

195 Montague Street

Brooklyn Heights, NY 11201

Telephone: (646) 240-4235

Attention: Paul Galvin, Chief Executive Officer

If to Consultant:

912 Bluff Road

Brentwood, TN 37027

Telephone: (615) 566-5092

Attention: Stevan Armstrong, Manager

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17.	Entire Agreement Modification

This Agreement is the entire agreement of the parties relating to the subject matter hereof and thereof, and the parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or therein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

18.	Binding Effect

The rights, benefits, duties and obligation under this Agreement shall inure to, and be binding upon the Company, its successors and assigns, and upon Consultant and his legal representative. This Agreement constitutes a personal service agreement, and the performance of Consultant’s obligations hereunder may not be transferred or assigned by Consultant and any such purported transfer or assignment shall null and void ab initio.

19.	Assignability

This Agreement and the rights and duties hereunder may not be assigned by either party without first obtaining the written consent of the other, which consent will not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, will be null, void, and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement (i) to a purchaser, merging or consolidation corporation, or acquirer of substantially all of the Company’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time; or (ii) to an Affiliate of the Company without such prior written consent.

20.	Indemnification

Consultant will indemnify and hold harmless the Company and its affiliates, employees, and agents from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees) arising from or relating to any breach of any representation, warranty, covenant, or obligation of Consultant in this Agreement or any intentional misconduct or negligence by Consultant or any of its employees, agents, or subcontractors in performing the Services.

21.	Limitation of Liability. In no event will THE COMPANY be liable for any consequential, indirect, exemplary, special, or incidental damages arising from or relating to this Agreement. THE COMPANY’s total cumulative liability in connection with this Agreement, whether in contract or tort or otherwise, will not exceed the aggregate amount of Fees and Expenses owed by THE COMPANY to Consultant for Services performed under this Agreement.

[Signature page to follow]

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In Witness Whereof, the parties hereto, intending to be legally bound thereby, have executed this Agreement as of the last day and year written below.

SG BLOCKS, INC.

By:	/s/ Paul Galvin
Paul Galvin
Chief Executive Officer

SMA DEVELOPMENT GROUP, LLC

By:	/s/ Stevan Armstrong
Stevan Armstrong
Manager

ACKNOWLEDGED AND AGREED
AS TO SECTIONS 1 AND 2:

/s/ Stevan Armstrong
Stevan Armstrong

[Signature page to Consulting Agreement]

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